FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 16, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Sets 2011 Capital Budget and Drilling Program

Salt Lake City, March 16, 2011 – FX Energy, Inc. (NASDAQ: FXEN) today announced a capital budget for 2011 estimated at between $60 and $70 million.  This budget is equal to all of the Company’s capital expenditures over the last three years.  The increase is a direct result of the planned increase in drilling activity.  In 2011, the Company plans to drill one well in its Kutno concession, up to three wells in its Warsaw South concession, and up to three more wells in PGNiG’s Fences concession, all in Poland.  In the US the Company has initiated a program to determine the Bakken shale oil potential in its operated Montana properties.  Drilling expenditures are expected to make up more than half of the budget, seismic approximately one-third, and production facilities the remainder.  Seismic will focus on the Fences and Warsaw South concessions, but will also cover the Northwest, Edge and Block 246 concessions with a view toward possible drilling in 2012.

The operations covered by the 2011 budget are part of a two year program to test a number of high potential targets in several of the Company’s concessions.  During 2012 the Company expects to equal or exceed this year’s budget, building on work done during 2011.  The Company will continue to make the Fences concession its primary focus, but with increasing attention, in particular, on Warsaw South and Kutno.

David Pierce, FX Energy’s President and CEO, said, “We have been in Poland for fifteen years studying conventional hydrocarbon potential.  We believe our discoveries to date, while significant and successful, represent a small part of the potential of the portfolio.  We now have both funds available and a backlog of identified prospects to commit to and carry out a focused and high impact exploration program over the next two years.  It is critically important that we increase the momentum of our conventional exploration while we still have first-mover advantage among foreign companies.  There are a number of conventional plays yet to be drilled in Poland and in our acreage.  We plan to be at the forefront of this exploration activity while continuing to grow our already strong production base and ultimately building value for our shareholders.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.